Exhibit 99.1

Envestnet, Inc. Announces Closing of Convertible Notes Offering

CHICAGO, IL—August 20, 2020 —Envestnet, Inc. (NYSE: ENV) (the “Company”), a leading provider of intelligent systems for wealth management and financial wellness, announced today the closing of its offering of $517.5 million aggregate principal amount of 0.75% convertible notes due 2025 (the “Notes”), which were sold in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The proceeds include the full exercise of the $67.5 million option to purchase additional Notes granted by the Company to the initial purchasers.

The Notes are general unsecured obligations of the Company and will be guaranteed on an unsecured basis by Envestnet Asset Management, Inc. (the “Guarantor”), a wholly owned subsidiary of the Company. The Notes and the Guarantee will be subordinated in right of payment to the Company’s and the Guarantor’s obligations, respectively, under the Company’s revolving credit facility.

The Notes will mature on August 15, 2025, unless earlier purchased, redeemed or converted. Interest accrues on the Notes at a rate of 0.75% per year and is payable semiannually, in arrears, on February 15 and August 15 of each year, beginning on February 15, 2021.

The Notes are convertible at the option of the holders, prior to the close of business on the business day immediately preceding February 15, 2025 only under certain circumstances and during certain periods, and thereafter, at any time until the close of business on the second scheduled trading day immediately preceding the maturity date. The initial conversion rate for the Notes is 9.3682 shares of the Company’s common stock for each $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $106.74 per share of the Company’s common stock). Upon conversion, the Notes may be settled, at the Company’s election, in cash, shares of the Company’s common stock, or a combination of cash and shares of the Company’s common stock.

The Company may redeem all or any portion of the Notes for cash, at its option, on or after August 15, 2023, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to, but excluding the redemption date, if the last reported sale price of the Company’s common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, any of the five trading days immediately preceding the date on which the Company provides notice of redemption.

The Company estimates that the net proceeds from the sale of the Notes, after deducting initial purchaser discounts and estimated offering expenses, will be approximately $503.0 million. The Company intends to use a portion of the net proceeds from the offering to repay the outstanding principal balance of its revolving credit facility. The Company intends to use the remaining net proceeds from the offering for general corporate purposes, which may include selective strategic investments through acquisitions, alliances or other transactions.

The Notes were offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act. Neither the Notes nor the shares of the Company’s common stock into which the Notes are convertible have been, or will be, registered under the Securities Act or the securities laws of any other jurisdiction, and unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from such registration requirements.

This announcement is neither an offer to sell nor a solicitation of an offer to buy the Notes (or the shares of the Company’s common stock into which the Notes are convertible), nor will there be any offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Cautionary Statement

The statements in this release relating to the expected use of proceeds from the offering are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, the anticipated use of the proceeds of the offering, which could change as a result of market conditions or for other reasons, and the impact of general economic, industry or political conditions in the United States or internationally. Factors that could cause such differences are described in the Company’s periodic filings with SEC.

You are cautioned not to place undue reliance on the Company’s forward-looking statements, which speak only as of the date such statements are made. The Company does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this August 20, 2020 press release, or to reflect the occurrence of unanticipated events.

About Envestnet

Envestnet, Inc. (NYSE:ENV) is transforming the way financial advice and wellness are delivered. Our mission is to empower advisors and financial service providers with innovative technology, solutions, and intelligence to make financial wellness a reality for everyone. Over 103,000 advisors and more than 4,900 companies including: 16 of the 20 largest U.S. banks, 46 of the 50 largest wealth management and brokerage firms, over 500 of the largest RIAs and hundreds of FinTech companies, leverage the Envestnet platform to grow their business and client relationships.

Investor Relations	or	Media Relations
312-827-3940		mediarelations@envestnet.com
investor.relations@envestnet.com

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